Exhibit 23.9

Consent of Independent Petroleum Engineers

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion of, our reserves report and oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2022, included in or made part of this registration statement on Form S-3 of Ovintiv Inc., dated July 27, 2023.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm

/s/ W. Todd Brooker, P.E.
W. Todd Brooker, P.E.
President

Austin, Texas

July 27, 2023